EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-147925) pertaining to the 2006 Omnibus Equity Plan of Grubb & Ellis Company of our report dated March 13, 2008, with respect to the consolidated financial statements and schedules of Grubb & Ellis Company included in this Annual Report (Form 10-K) for the year ended December 31, 2007.

/s/  Ernst & Young LLP

Irvine, California
March 13, 2008